Exhibit 99.1

Advent Technologies Update on Streamlining Operations

LIVERMORE, CALIFORNIA – Advent Technologies Holdings, Inc. (NASDAQ: ADN), an innovation-driven leader in the fuel cell and hydrogen technology sectors, today announced updates on its plan for streamlining operations post acquisitions.

As part of the operational plan announced earlier this year in the investor presentation (https://ir.advent.energy/notices-and-presentations/default.aspx), Advent intends to:

1.	reduce operational and facility expenses for 2024, with a target of total costs below $24 million (including cost of goods)—a nearly 50% reduction from the previous year.

2.	achieve a combined income of $13m ($11m from customer revenue and $2m from R&D grants) in 2024.

3.	achieve break-even by the end of 2025.

Following the acquisitions of Serenergy and Ultracell and the organic expansion, Advent had seven facilities around the world. In 2024, the Company decided to eliminate the Boston and Germany facilities and significantly reduce its operations in the Philippines. To that effect, Advent terminated its lease agreement at Hood Park, Boston, and will consolidate its headquarters and USA operations at its facility in Livermore, California.

Advent has taken several steps to successfully reduce its cash burn. The Company expects government funding for 22 R&D and manufacturing programs, amounting to $42 million ($16 million contracted and $26 million under evaluation that includes the Green Hipo IPCEI project) in the EU and USA. The Company’s growth strategy is not materially affected by the cost reductions.

Dr. Vasilis Gregoriou, Chairman and CEO of Advent, commented: “For the last six months, we have made a great effort to significantly reduce costs and streamline our strategy, aiming for a pragmatic yet ambitious outcome. We have delivered on our contractual agreements and milestones with Airbus, Hyundai, US Army, and Siemens Energy so far, increased our pipeline, and received new purchase orders for Serene systems. We are relocating our headquarters to California, USA and consolidating our operations in order to streamline our efforts, minimize costs, and become a more agile and efficient organization. Our management team is deeply committed to the company’s success and is confident in our path to achieving profitability. Our innovative fuel cell and MEA technology, validated by leading industry players, is uniquely positioned to play a transformative role in decarbonizing sectors where batteries are inadequate.”

Furthermore, Advent Technologies anticipates publishing its financial results for 2023 within July 2024.

About Advent Technologies Holdings, Inc

Advent Technologies Holdings, Inc. is a U.S. corporation that develops, manufactures, and assembles complete fuel cell systems as well as supplying customers with critical components for fuel cells in the renewable energy sector. Advent is headquartered in California. With more than 150 patents issued, pending, and/or licensed for fuel cell technology, Advent holds the IP for next-generation HT-PEM that enables various fuels to function at high temperatures and under extreme conditions, suitable for the automotive, aviation, defense, oil and gas, marine, and power generation sectors. For more information, visit www.advent.energy.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance Advent’s corporate reputation and brand; expectations concerning its relationships and actions with technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and the risks identified under the heading “Risk Factors” in Advent’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 31, 2023, as well as the other information filed with the SEC. Investors are cautioned not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read Advent’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements. Advent’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Advent Technologies Holdings, Inc.

Michael Trontzos
press@advent.energy